[COMPANY LOGO]

FOR IMMEDIATE RELEASE:                CONTACT:

VALHI, INC.                           JOSEPH S. COMPOFELICE
THREE LINCOLN CENTRE                  EXECUTIVE VICE PRESIDENT
5430 LBJ FREEWAY                      (281) 423-3303
DALLAS, TEXAS   75240-2697
(972) 233-1700

                           VALHI REPORTS 1996 RESULTS

     DALLAS, TEXAS . . February 3, 1997 . . Valhi, Inc. (NYSE: VHI) reported income from continuing operations in 1996 of $4.2 million, or $.04 per share, compared to $57.9 million, or $.51 per share, in 1995. The Company reported a loss from continuing operations in the fourth quarter of 1996 of $4.7 million, or $.04 per share, compared to income of $25.1 million, or $.22 per share, in the fourth quarter of 1995.

     Chemicals earnings at 56%-owned NL Industries declined in 1996 from the year-ago periods due to lower selling prices of titanium dioxide pigments (`TiO2''). Average TiO2 selling prices for the fourth quarter of 1996 were 17% lower than the fourth quarter of 1995 and 3% lower than the third quarter of this year. Selling prices at the end of 1996 were 17% lower than at the end of 1995, 8% below the average for 1996 and 1% below the average for the fourth quarter of this year. NL continued to experience strong demand for TiO2 in the fourth quarter of 1996 as sales volumes were 17% higher than the fourth quarter of 1995, and volumes for the full year increased 6% compared to 1995. NL anticipates its TiO2 operating margins will begin to improve in the second quarter of 1997 as the impact of recently-announced TiO2 price increases take effect. However, NL expects its 1997 TiO2 operating income to be below that of 1996, primarily because of anticipated lower average selling prices in 1997 compared with 1996. NL expects TiO2 demand to remain strong in 1997, and the continued growth in demand should result in significant improvement in average TiO2 selling prices over the longer term. In other operations, both component products and fast food reported higher operating income.

     In early January 1997, the Company transferred control of the refined sugar operations previously conducted by the Company's wholly-owned subsidiary, The Amalgamated Sugar Company, to Snake River Sugar Company, an Oregon cooperative. Pursuant to the transaction, Amalgamated contributed substantially all of its net assets to the Amalgamated Sugar Company LLC, a limited liability company controlled by Snake River, on a tax-deferred basis in exchange for a non-voting interest in the LLC. Accordingly, the Company ceased consolidating the results of operations of such business effective December 31, 1996, and in 1997 the Company will commence reporting distributions received from the LLC as dividend income. For comparative purposes, Amalgamated's results of operations are reported by the equity method for all periods presented. Amalgamated's higher net earnings in 1996 were impacted by the net effect of higher selling prices, lower sales volumes due to a smaller crop, relative LIFO inventory changes which reduced its operating income compared with last year and lower interest expense.

     Discontinued operations represents the results of Medite Corporation's building products operations, and in the fourth quarter of 1996 includes an aggregate net-of-tax gain on disposal of approximately $48 million ($75 million pre-tax) related primarily to the sale of its Oregon timber and timberlands and Irish medium density fiberboard (``DF'') subsidiary. Medite expects to complete the disposition of substantially all of its remaining assets, principally the Oregon MDF facility, in 1997 for an estimated pre-tax gain of approximately $20 million.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), future global economic conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation, completion of pending asset/business unit dispositions and other risks and uncertainties detailed in the Company's SEC filings.

    Valhi, Inc. is engaged in the chemicals, component products, fast food and waste management industries. The Company's 1996 results are subject to final audit.

                  VALHI, INC. AND SUBSIDIARIES

                      SUMMARY OF OPERATIONS

                           (Unaudited)

            (In millions, except earnings per share)

                                THREE MONTHS      YEARS ENDED
                                   ENDED          DECEMBER 31,
                                 DECEMBER 31,

                               1995*    1996    1995*     1996
NET SALES
  Chemicals                   $234.2   $234.0  $1,023.9  $  986.1
  Component products            21.4     24.0     80.2       88.7
  Fast food                     30.3     30.1     115.4     116.0

                              $285.9   $288.1  $1,219.5  $1,190.8

OPERATING INCOME
  Chemicals                   $ 44.3   $ 10.5  $  178.5$     92.0
  Component products             4.8      7.3     19.9       22.1
  Fast food                      2.6      2.9      7.5        8.9

    TOTAL OPERATING INCOME      51.7     20.7    205.9      123.0

Equity in Amalgamated            3.7      5.1      8.9       10.0
Equity in Waste Control          (.5)    (2.4)     (.5)      (6.4)
Specialists
General corporate items, net    (5.1)    (4.8)   (20.7)     (11.8)
Interest expense               (25.6)   (25.2)  (105.2)    (100.2)


    Income (loss) before        24.2     (6.6)    88.4       14.6
taxes
Income taxes (benefit)          (1.2)    (1.9)    29.9        3.5
Minority interest                 .3      -         .6        6.9

    INCOME (LOSS) FROM
     CONTINUING OPERATIONS      25.1     (4.7)    57.9        4.2
Discontinued operations          (.1)    48.5     10.6       37.8

    NET INCOME                $ 25.0   $ 43.8  $  68.5   $   42.0

INCOME (LOSS) PER COMMON
SHARE
  Continuing operations         $.22     $(.04)    $.51       $.04
  Discontinued operations         -        .42      .09        .33

    NET INCOME                  $.22     $ .38     $.60       $.37

Weighted average common
shares                         114.5    114.6     114.4     114.6
 outstanding
